Exhibit 33



                                                                  Execution Copy




                          CALCULATION AGENCY AGREEMENT


       CALCULATION AGENCY AGREEMENT, dated as of March 8, 2004 (the "Agreement"), by and among Pacific Century Regional Developments Limited (the "Company"), the person or entity identified in Part A of the Schedule ("Bondholder"), on behalf of itself and any other Bondholders, and Lehman Brothers Inc. ("Approved Investment Bank").

       WHEREAS, the Company has authorized the issuance of up to US$100,000,000 Secured Redeemable Exchangeable Bonds due 2006 to 2007 (the "Bonds") to the Bondholder;

       WHEREAS, the Bonds were issued under a Deed Poll, dated as of January 15, 2002 (as amended from time to time), including the terms and conditions of the Bonds incorporated therein (the "Deed Poll"); and

       WHEREAS, the Company and the Bondholder have requested Lehman Brothers Inc. to perform certain services described herein in connection with the Bonds;

       NOW THEREFORE, the Company, the Bondholder and Lehman Brothers Inc. agree as follows:

       1. Appointment of Agent; Waiver of Conflict. The Company hereby appoints Lehman Brothers Inc. as the Approved Investment Bank under Conditions 6(g) and 7(f) of the Deed Poll, the final sentence of the first paragraph of Condition 8, and in connection with the determination of a successor service under the definition of "Spot Rate," and Lehman Brothers Inc. hereby accepts such appointment as the Approved Investment Bank for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned. Each of the Company and the Bondholder hereby acknowledges that the Approved Investment Bank or any of its Affiliates, whether acting for itself or in any other capacity, may from time to time enter into or be interested in contracts or transactions with the Company, PCCW Limited, the Bondholder or any of their respective subsidiaries or holding or associated companies which may create apparent or actual conflicts of interest on the part of the Approved Investment Bank. Each of the Company and the Bondholder hereby now and hereafter irrevocably waives any and all claims of conflict of interest, unfair dealing, breach of fiduciary duty arising from a conflict of interest and any claims similar to or based upon the foregoing grounds with respect to the Approved Investment Bank's performance of its duties hereunder. The foregoing shall not operate as a waiver of the Approved Investment Bank's obligation to perform its duties hereunder in good faith and in a commercially reasonable manner.


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       2. Calculations and Information Provided. Upon the occurrence of any event specified in the Deed Poll requiring the Approved Investment Bank to make any selection under the definition of "Spot Rate" contained therein, any determination under Condition 6(g) or the final sentence of the first paragraph of Condition 8 thereof or to adjust the Exchange Price or make any modification or determination in accordance with Condition 7(f) and the Fourth Schedule thereof, the Issuer shall give written notice of the occurrence of such event to the Approved Investment Bank in accordance with Section 10 below. Following receipt of such notice, the Approved Investment Bank shall make any determination or modification or determine adjustments to the Exchange Price of the Bonds in accordance with the provisions thereof. The Approved Investment Bank shall notify the Company and the Bondholder of all such determinations in accordance with Section 10 below. The Approved Investment Bank will follow such procedures as are set forth in the Deed Poll (including without limitation clauses (i) through (viii) of the Fourth Schedule thereto) to determine the information described in this Section 2. The Issuer shall on request provide the Approved Investment Bank all information and inputs necessary to make any such determination, modification or adjustment, as the case may be, including without limitation information and inputs relating to previously made determinations, modifications and adjustments. The Bondholder may provide information considered relevant to such determination, modification or adjustment and if so provided, the Approved Investment Bank shall take such information into account in making its determination. For the avoidance of doubt, nothing herein shall obligate the Approved Investment Bank to make any determination or modification pursuant to Condition 8 of the Deed Poll, except for the determination provided for in the final sentence of the first paragraph of such Condition 8.

       3. Calculations. The Approved Investment Bank undertakes that whenever it is required under the Deed Poll to act or exercise judgment in any other way, it will do so in good faith and in a commercially reasonable manner. Any calculation or determination by the Approved Investment Bank pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Approved Investment Bank hereunder shall, at the request of either the Company or the Bondholder, be made available to the trustee for the Bonds.

       4. Fees and Expenses. The Approved Investment Bank shall be entitled to a fee of $100,000 as compensation for all services rendered by it hereunder. Such fee was paid by the Company (and the receipt of which is acknowledged by the Approved Investment Bank) prior to the execution of this Agreement. The Company and the Bondholder shall, in equal parts, reimburse the Approved Investment Bank for reasonable expenses incurred by the Approved Investment Bank hereunder in connection with the performance of its duties hereunder.

       5. Terms and Conditions. The Approved Investment Bank accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company and the Bondholder agree:

              (a) in acting under this Agreement, the Approved Investment Bank is acting solely as an independent expert of the Company and the Bondholders and except as set forth in Section 3 above does not assume any obligation toward, or any relationship of agency or trust for or with, the Company, the Bondholders or any subsequent holder of the Bonds;


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              (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Bondholder made or given under any provision of this Agreement shall be sufficient if signed by any person who the Approved Investment Bank reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Bondholder, as the case may be;

              (c) the Approved Investment Bank shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

              (d) the Approved Investment Bank, whether acting for itself or in any other capacity, may become the owner or pledgee of Bonds with the same rights as it would have had if it were not acting hereunder as Approved Investment Bank; and

              (e) the Approved Investment Bank shall incur no liability hereunder except for loss sustained by reason of its gross negligence or willful misconduct.

       6. Resignation; Removal; Successor. (a) The Approved Investment Bank may at any time resign by giving written notice to the Company and the Bondholder of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Approved Investment Bank and acceptance of such appointment by such successor Approved Investment Bank, as hereinafter provided. The Approved Investment Bank hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and the Bondholder and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company and the Bondholder, as hereinafter provided, of a successor Approved Investment Bank and the acceptance of such appointment by such successor Approved Investment Bank. In the event a successor Approved Investment Bank has not been appointed and has not accepted its duties prior to the effectiveness of the Approved Investment Bank's notice of resignation, the Approved Investment Bank shall continue to perform its duties hereunder and to receive the compensation therefore as agreed pursuant to Section 4 hereof until such time as a successor Approved Investment Bank has been appointed. In the event that all of the Bonds cease to be held by Intel Capital Corporation or an affiliate thereof, and notwithstanding anything in this Agreement to the contrary, the Approved Investment Bank shall be entitled to resign by giving 30 days' written notice to the Company of such intention, regardless of whether a successor Approved Investment Bank has been appointed or has failed to accept such appointment.


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       (b) In case at any time the Approved Investment Bank shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Approved Investment Bank or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Approved Investment Bank shall be appointed by the Company and the Bondholder by an instrument in writing, filed with the successor Approved Investment Bank. Upon the appointment as aforesaid of a successor Approved Investment Bank and acceptance by the latter of such appointment, the Approved Investment Bank so superseded shall cease to be Approved Investment Bank hereunder.

       (c) Any successor Approved Investment Bank appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Bondholders an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Approved Investment Bank, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Approved Investment Bank hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Approved Investment Bank shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Approved Investment Bank hereunder.

       (d) Any corporation into which the Approved Investment Bank hereunder may be merged or converted or any corporation with which the Approved Investment Bank may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Approved Investment Bank shall be a party, or any corporation to which the Approved Investment Bank shall sell or otherwise transfer all or substantially all of the assets and business of the Approved Investment Bank shall be the successor Approved Investment Bank under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

       7. Certain Definitions. Terms not otherwise defined herein are used herein as defined in the Deed Poll or the Bonds.

       8. Indemnification. Each of the Company and the Bondholder will indemnify the Approved Investment Bank, including its officers, agents and employees, against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may be finally judicially determined to result from the gross negligence or willful misconduct of the Approved Investment Bank or any of its agents or employees. The Approved Investment Bank shall incur no liability and shall be indemnified and held harmless by each of the Company and the Bondholder for or in respect of any action taken or suffered to be taken in good faith by the Approved Investment Bank in reliance upon written instructions from the Company. The Approved Investment Bank shall have no liability for any failure to act in accordance with the Deed Poll in the absence of notice from the Issuer in accordance with Section 2 above.


                                       8
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       9. Confidentiality. The parties acknowledge that the terms and conditions of the Agreement and/or the Bonds, including their existence and the occurrence of any specific adjustments to the Bonds pursuant to the Agreement (the "Confidential Information"), shall be considered confidential information and shall not be disclosed by any party to any third party (except as may be required by law or by any securities exchange or any supervisory or regulatory body to whose rules the parties are subject) except with the prior written consent of the other parties hereto. Any party seeking to make any announcement regarding the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public shall provide the other parties written notice of the contents of the intended announcement at least (2) two Business Days in advance of the proposed release of the intended announcement, save that where such announcement is required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party is subject, written notice of the contents of the announcement shall be given as soon as reasonably practicable prior to such release. Notwithstanding the foregoing either party may disclose any of the terms and conditions of the Agreement and/or the Bonds to its current or bona fide prospective investors (including, without limitation, in the case of the Bondholders, any potential transferees of any Bonds), employees, investment bankers, lenders, accountants, attorneys, and other advisers in each case only where such persons or entities are under appropriate nondisclosure obligations.

       In the event that a party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations or the rules of any recognised stock exchange) to disclose the Confidential Information, such party shall provide the other parties with prompt written notice of that fact before such disclosure. In such event, such disclosing party shall furnish for disclosure only that portion of the Confidential Information which is legally required (including without limitation, pursuant to securities laws and regulations or the rules of any recognized stock exchange), and shall provide the proposed text of any filing or disclosure to the other parties for their review and approval as soon as practicable prior to such filing or disclosure's release. Such disclosing party will use all reasonable endeavours to make any changes to such materials as may be reasonably requested by the other parties. For any intended filing or disclosure with the Singapore Stock Exchange or the HKSE, the Issuer agrees to seek such confidential treatment as is available in the normal course before such stock exchanges as the other parties may reasonably request. For any intended disclosure made pursuant to U.S. securities law or the rules and regulations of the U.S. Securities and Exchange Commission (SEC), the parties agree to make reasonable endeavours to seek confidential treatment to the extent permitted by law or any rules or regulations of the SEC and will make such changes to such materials as reasonably requested by the other parties to the extent permitted by law or any rules and regulations of the SEC. If confidential treatment before the SEC is requested by any party, the disclosing party agrees to file such a request and use all reasonable endeavours in responding to any SEC comments to pursue assurance that confidential treatment will be granted, in both cases fully cooperating with the other parties (including, without limitation, providing the other parties with the opportunity to review and comment on the request and the responses to any such SEC comments).

       10. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two


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Business Days), (a) in the case of the Company, to it at6 Battery Road, #38-02,
Singapore 049909, Singapore, facsimile: (65) 230 8777 (Attention: Company Secretary); (b) in the case of the Bondholder, to it as specified in the Part B of the Schedule; and (c) in the case of the Approved Investment Bank, to it at
(a)399 Park Avenue, New York, New York, attention: General Counsel (facsimile:
(212) 526-7603; telephone: (212) 526-0511); (b) 101 Hudson Street, Jersey City,
NJ 07302, attention: Structured Equity Derivatives Trading, Telephone:
201-524-2279; (c) 101 Hudson Street, Jersey City, NJ 07302, attention: Equities Legal, Telephone 201-793-2623, Fax: 646-758-4265; and (d) Ark Mori Building, 12-32 Akasaka 1-chome, Minato-ku, Tokyo 107, Japan, Telephone: 81-3-5571-7000,
Fax: 81-3-5571-7900 or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received; provided, however, that no notice to the Approved Investment Bank requiring it to make any determination or modification under the Deed Poll or to adjust the Exchange Price in accordance with the Fourth Schedule thereof shall be effective until receipt of such notice by the Approved Investment Bank has been confirmed telephonically or in writing to the party giving such notice by an officer of the Approved Investment Bank.

       11. Governing Law. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

       12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

       13. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

       14. No Amendments to Deed Poll. Each of the Company and the Bondholder covenant and agree to make no amendments or modifications to the Deed Poll or any attachment thereto (including, without limitation, the Fourth Schedule) affecting the rights, duties and obligations of the Approved Investment Bank thereunder without the prior written consent of the Approved Investment Bank.



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                                  THE SCHEDULE

                                     Part A

                                   Bondholder













                                     Part B

                        Bondholder's Address for Notices


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                                                                               9


       IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

       PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED


       By: ___________________________
       Name:
       Title:

       THE BONDHOLDER


       By: ___________________________
       Name:
       Title:

       LEHMAN BROTHERS INC.,
         as Approved Investment Bank


       By: __________________________
       Name:
       Title:


















               SIGNATURE PAGE TO THE CALCULATION AGENCY AGREEMENT


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                                  [DEED POLL]